Exhibit 99.1

Polypore Announces Fourth Quarter And Full Year 2005 Results

CHARLOTTE, N.C. — March 15, 2005 — Polypore, Inc. announces net sales for the three months ended December 31, 2005 of $101.6 million compared to net sales of $104.9 million in the fourth quarter of 2004. Operating income for the fourth quarter of 2005 was $17.6 million compared with an operating income of $12.1 million in the fourth quarter of 2004. Net income for the fourth quarter of 2005 was $3.5 million compared to the fourth quarter of 2004 net loss of $5.3 million. Operating income in the fourth quarter of 2005 included a $1.8 million restructuring charge primarily related to the previously announced capacity realignment plan and the consolidation of certain R&D facilities in Europe, while operating income for the fourth quarter of 2004 included $3.9 million in restructuring and purchase accounting related adjustments.
Net sales for the twelve months ended December 31, 2005 were $432.5 million compared with pro forma net sales of $490.4 million for the twelve months ended January 1, 2005. Operating income was $67.4 million for 2005 compared with pro forma operating income of $86.4 million for 2004. Net income for 2005 was $14.0 million compared with pro forma net income of $17.0 million for 2004. The pro forma amounts result from combining amounts for the period prior to the May 13, 2004 acquisition by, and merger with, PP Acquisition Corp. with amounts subsequent to the acquisition.
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which is a key measurement in our credit agreement, was $32.5 million for the fourth quarter of 2005 compared to $31.5 million reported for the fourth quarter of 2004. Adjusted EBITDA was $134.3 million for the twelve months ended December 31, 2005. EBITDA and Adjusted EBITDA are defined and reconciled to generally accepted accounting principles as noted below.
“While 2005 was a challenging year for us, we are addressing those challenges head-on through a series of actions designed to improve business performance,” says Robert Toth, President and Chief Executive Officer at Polypore, Inc. “As a result of these actions, Polypore’s fourth quarter performance largely met our expectations and we are continuing to drive a results oriented culture across the company.”

Energy Storage
Net sales for the energy storage segment for the fourth quarter of 2005 were $75.5 million, an increase of $0.9 million from the fourth quarter of 2004. This increase in sales is primarily related to increases in sales volumes in lead-acid and lithium rechargeable battery separators offset mostly by decreases in foreign exchange rates and declines in military spending on disposable lithium batteries. For the energy storage segment, gross profit for the fourth quarter of 2005 was $31.5 million, an increase of $7.4 million from the same period in the prior year. Gross profit in the energy storage segment as a percent of sales for the fourth quarter of 2005 increased to 42% from 32% in the prior year. The increase in gross profit is due primarily to higher plant utilization, cost reduction initiatives and decreased depreciation expense related to 2004 purchase accounting adjustments.
Separations Media
For the separations media segment, net sales for the fourth quarter of 2005 were $26.2 million, a decrease of $4.1 million from the fourth quarter of 2004. The decrease in net sales was attributable to the continuing decline in cellulosic membrane demand, declines in foreign exchange rates and the timing of blood oxygenation membrane orders partially offset by increases in synthetic hemodialysis membrane and filtration product demand. For the separations media segment, gross profit for the fourth quarter of 2005 was $7.9 million, an increase of $3.0 million from the same period in the prior year. Gross profit in the separations media segment as a percent of sales for the fourth quarter of 2005 increased to 30% from 16% in the same period of the prior year. The increase in gross profit was due to restructuring cost savings, efficiencies from higher production volumes and decreased depreciation expense related to 2004 purchase accounting adjustments.
Polypore, Inc. will hold a conference call to discuss 2005 fourth quarter and full year results on Thursday, March 16, 2006 at 9:00 AM Eastern time. You are invited to listen to the conference call that will be broadcast live over the internet at www.polypore.net. If you are unable to listen to the live webcast, the call will be archived on the website www.polypore.net. Additionally, a replay of the call will be available until 11:59 PM eastern on Monday, March 20, 2006 at 800-642-1687 (in the U.S.) or 706-645-9291 (outside the U.S.), access number 5817453.
Polypore, Inc., a wholly owned subsidiary of Polypore International, Inc., is a worldwide developer, manufacturer and marketer of highly specialized polymer-based membranes used in separation and filtration processes. Polypore’s products and technologies target specialized applications and markets that require the removal or separation of various materials from liquids, with concentration in the ultrafiltration and microfiltration markets. Polypore has manufacturing facilities or sales offices in ten countries serving five continents. Polypore’s corporate offices are located in Charlotte, NC.
This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue developing innovative products; the increased use of synthetic hemodialysis filtration membranes by our customers; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States; the incurrence of substantial costs to comply with, or as a result of violations of or liabilities under, environmental laws; the failure to protect our intellectual property; the failure to replace lost senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the failure to effectively integrate newly acquired operations; and absence of expected returns from the amount of intangible assets we have recorded. Additional information concerning these and other important factors can be found in of our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.
Investor Contact: Polypore Investor Relations — 704-587-8886 or investorrelations@polypore.net

Polypore, Inc.
Condensed Consolidated Statements of Income
(unaudited, in thousands)

				Pro-Forma(a)
	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31,	January 1,	December 31,	January 1,
	2005	2005	2005	2005

Net sales	$101,628	$104,864	$432,504	$490,362
Cost of goods sold	62,240	75,935	282,270	313,539

Gross profit	39,388	28,929	150,234	176,823
Selling, general and administrative	19,996	16,509	74,134	76,566
Business restructuring	1,838	318	8,693	13,899

Operating income	17,554	12,102	67,407	86,358

Other (income) expense:
Interest expense, net	14,993	15,857	59,856	56,652
Foreign currency and other	(887)	875	(4,418)	2,232

Income (loss) before income taxes	3,448	(4,630)	11,969	27,474
Income taxes	(93)	678	(2,051)	10,440

Net income (loss)	$3,541	$(5,308)	$14,020	$17,034

(a) The pro forma amounts result from combining the income statement amounts for the period prior to the May 13, 2004 acquisition by and merger with PP Acquisition Corp. with amounts subsequent to the acquisition. The pro forma results of operations for the twelve months ended January 1, 2005 include adjustments for depreciation, amortization and interest expense associated with the acquisition and the related income tax effect of these adjustments. The pro forma results exclude non-recurring costs of $5.3 million for the write-off of in-process research and development costs and $19.0 million for the sale of inventory that was written up in purchase accounting for the acquisition.
Polypore, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	January 1,
	2005	2005(b)
	(unaudited)

Assets:
Cash and equivalents	$27,580	$31,684
Other current assets	157,823	189,565
Property, plant and equipment, net	370,871	435,349
Goodwill	567,587	565,914
Intangibles, net	222,006	244,256
Other	17,471	21,552

Total assets	$1,363,338	$1,488,320

Liabilities and shareholders’ equity:
Current liabilities	$62,665	$99,577
Debt and capital lease obligations, less current portion	773,777	832,283
Other	215,617	249,118
Shareholders’ equity	311,279	307,342

Total liabilities and shareholders’ equity	$1,363,338	$1,488,320

(b) Derived from audited consolidated financial statements

EBITDA
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is not a recognized term under generally accepted accounting principles (“GAAP”) and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, debt service requirements and capital expenditures. Management believes that such non-GAAP information is useful to investors because it provides meaningful information to assess the Company’s core operations and perform financial analysis on comparative periods and peer group data. This non-GAAP information also is used by management to assess the Company’s core operations, allocate resources and make strategic decisions. Our calculation of EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies. The following is a reconciliation of EBITDA to net income for the periods indicated.
Reconciliation of EBITDA
($ in millions)

	Three Months	Twelve Months
	Ended	Ended
	December 31,	December 31,
	2005	2005

Net income	$3.5	$14.0
+ Depreciation and amortization	11.9	54.1
+ Interest expense	15.0	59.9
+ Income taxes	(0.1)	(2.1)

EBITDA	$30.3	$125.9

Reconciliation of Adjusted EBITDA(c)
($ in millions)

	Three Months	Twelve Months
	Ended	Ended
	December 31,	December 31,
	2005	2005

EBITDA	$30.3	$125.9
+ Operating leases	0.7	2.8
+ Business restructuring	1.8	8.7
+ Other (currency, transaction costs, other)	(0.3)	(3.1)

Adjusted EBITDA	$32.5	$134.3

(c) Under our senior credit facility, compliance with the minimum interest coverage ratio and maximum leverage ratio tests is determined based on a calculation of “adjusted EBITDA”, in which certain items are added back to EBITDA. These items include non-cash charges, impairments and expenses other than depreciation and amortization, cash charges resulting from the acquisition of and merger with PP Acquisition Corp. that arose within six months of the closing of the acquisition, restructuring and acquisition integration costs and payments under an operating lease agreement that is intended to be refinanced.